                                                                       EXHIBIT 4
                                TAIWAN BUSINESS
                                      AND
                                   HONG KONG
                             ADMINISTRATIVE OFFICE
                             ACQUISITION AGREEMENT


THIS TAIWAN BUSINESS AND HONG KONG ADMINISTRATIVE OFFICE ACQUISITION AGREEMENT (this "Agreement") is made this 30th day of September, 1997 by and between BANK
                                                                           ----
OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, a national banking association
-----------------------------------------------
("Bank"), and BA MERCHANT SERVICES, INC., a Delaware corporation ("BAMS")
              --------------------------
effective as of August 1, 1997 (the "Effective Date") nunc pro tunc.


                                   RECITALS

          A.      Bank.  Bank is an existing national banking association duly
                  ----
organized and in good standing under the laws of the United States with its principal executive offices located in San Francisco, California.

          B.      BAMS.  BAMS is an existing corporation, formed under the laws
                  ----
of the State of Delaware, with its principal executive offices located in San Francisco, California.

          C.      Corporate Approvals.  Each of the parties to this Agreement
                  -------------------
has obtained all necessary corporate approvals for the execution and delivery of this Agreement.

          D.      Arm's Length Relationship.  The parties to this Agreement
                  -------------------------
intend to conduct their relationships hereunder on an arm's length basis.

          E.      BAC/BAMS Transactions.  Bank, a subsidiary of BankAmerica
                  ---------------------
Corporation, a Delaware corporation ("BAC"), currently owns 65.5% of the total outstanding common stock of BAMS, and 100% of the total outstanding shares of Class B Common Stock.

          F.      Asian Acquisition Agreement.  Bank and BAMS have entered into
                  ---------------------------
an Asian Acquisition Agreement dated as of December 3, 1996, as amended, (the "Asian Acquisition Agreement") pursuant to which Bank and BAMS have agreed to
(1) transfer to BAMS certain merchant processing businesses conducted by Bank in Thailand and the Philippines, and (2) work cooperatively and use their reasonable commercial efforts to enable BAMS to acquire the merchant processing business conducted by the Bank in Taiwan (the "Taiwan Business") and certain other Asian countries.

          G.      Acquisition of Taiwan Business.  Pursuant to the terms and
                  ------------------------------
conditions set forth in this Agreement, Bank desires to transfer the Taiwan Business to BAMS, and BAMS desires to acquire the Taiwan Business, by purchasing the Assets (as hereinafter defined) in exchange for shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock") of

BAMS and the assumption by BAMS of the Assumed Liabilities (as hereinafter defined) as set forth herein.

          H.      Acquisition of Hong Kong Administrative Office.  Pursuant to
                  ----------------------------------------------
the terms and conditions set forth in this Agreement, Bank desires to transfer the Hong Kong Administrative Office to BAMS, and BAMS desires to acquire the Hong Kong Administrative Office, by purchasing the Assets (as herein defined) and the assumption by BAMS of the Assumed Liabilities (as hereafter defined). The Hong Kong Administrative Office includes, primarily, personnel expenses and office equipment and does not generate revenue. The purchase of the Assets and assumption of the Assumed Liabilities relating to the Hong Kong Administrative Office have been included in calculating the number of shares of Class B Stock comprising the Consideration (as hereinafter defined).

          NOW, THEREFORE, in consideration of the premises, representations, warranties, mutual covenants and agreements hereinafter set forth, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Bank and BAMS hereby covenant and agree as follows:

                                   ARTICLE I

                              TRANSFER OF ASSETS
                              ------------------

          Section 1.1  Transferred Assets.  At the Closing (as hereinafter
                       ------------------
defined), Bank shall sell, assign, grant, convey, transfer and deliver to BAMS, and BAMS shall acquire from Bank, all of Bank's right, title and interest in and to all of the tangible and intangible assets primarily related to and used primarily by the Taiwan Business and the Hong Kong Administrative Office, as they exist as of the Effective Date, together with all accrued benefits and rights pertaining thereto (collectively, the "Assets"), other than the Excluded Assets (as hereinafter defined), including, without limitation:

          (a) Receivables.  All accounts receivable, notes receivable,
              -----------
prepayments by or on behalf of the Taiwan Business, advances by or on behalf of the Taiwan Business;

          (b) Claims.  All claims, demands and causes of action in favor of
              ------
Bank arising primarily out of the Taiwan Business;

          (c) Inventories.  All raw materials, work-in-process, finished goods,
              -----------
supplies and other inventories in each case intended for use or sale by the Taiwan Business;

          (d) Real Property.  Those certain premises or parcels of land, in each
              -------------
case leased by Bank and used in the conduct of the Taiwan Business and the Hong Kong Administrative Office as listed on Schedule l.l(d) ("Real Property"), together with any and all buildings, plants and other structures and improvements thereon, any and all rights and privileges pertaining thereto, including, without limitation, ownership interests, leasehold interests, easements, transferable permits, licenses, rights of way, leases, and purchase and option agreements with respect to any such Real Property and, any and all fixtures, machinery, equipment and other property appurtenant thereto;

          (e) Personal Property.  Any and all machinery, furniture, tools, spare
              -----------------
parts, automobiles and other vehicles, office and computer equipment and other personal property in each case used exclusively in the operation of the Taiwan Business and the Hong Kong Administrative Office;

          (f) Contracts.  Subject to Section 7.1, all contracts, agreements,
              ---------
leases and offers open for acceptance of any nature, whether written or oral, exclusively relating to the Taiwan Business and the Hong Kong Administrative Office, including, without limitation, all assignable merchant customer agreements for the provision of merchant processing services by the Taiwan Business ("Merchant Agreements") and all other customer contracts, leases of personal property and purchase orders;

          (g) Merchant Accounts.  All security interests in each demand deposit
              -----------------
or current or similar account, either with Bank or another financial institution, linked to a customer under a Merchant Agreement, in accordance with
Section 5.3;

          (h) Operating Permits.  Subject to Section 7.1, all licenses, permits
              -----------------
and authorizations, environmental or otherwise, in each case exclusively used to operate the Taiwan Business and the Hong Kong Administrative Office;

          (i) Computer Programs.  All interests of the Taiwan Business and the
              -----------------
Hong Kong Administrative Office in the software and computer programs and documentation used exclusively in conducting the Taiwan Business and the Hong Kong Administrative Office, including flow charts, diagrams, descriptive texts and programs, computer printouts, underlying tapes, computer data bases and similar items;

          (j) Books and Records. All books and records exclusively relating to
              -----------------
the Taiwan Business and the Hong Kong Administrative Office, including, without limitation, all customer and supplier lists, accounts and records, forms and office supplies, advertising and promotional literature and price lists, all manuals and reports and other publications relating exclusively to the Taiwan Business and the Hong Kong Administrative Office;

          (k) Cash balances for the Taiwan Business existing as of the Effective Date; and

          (l) Any employee plan assets ("Plan Assets") maintained by Bank for the benefit of the employees of the Taiwan Business and the Hong Kong Administrative Office (collectively, the "Employee Benefit Plans") effective control of which was conveyed to BAMS by Bank as of July 22, 1997.

          Without limiting the foregoing, the Assets shall consist of all assets relating to the Taiwan Business and the Hong Kong Administrative Office that would be reflected on a consolidated balance sheet prepared as of the Effective Date in accordance with generally accepted accounting principles consistent with the audited balance sheet of BA Merchant

Services (Asia) at December 31, 1995 and the unaudited balance sheet of BA Merchant Services (Asia) at June 30, 1996.

          Section 1.2  Excluded Assets.  Notwithstanding anything contained
                       ---------------
herein to the contrary, the Assets shall not include, and Bank will not transfer to BAMS and BAMS will not accept any of the following (collectively, the "Excluded Assets"):

          (a) Drafts in transit outstanding as of the Effective Date which are retained by Bank;

          (b) Books of original financial entry and internal accounting documents and records relating to the Taiwan Business and the Hong Kong Administrative Office and any other books and records relating to the Taiwan Business and the Hong Kong Administrative Office that Bank is required to retain pursuant to statute, rule or regulation, but BAMS in such event shall have the right to inspect and copy such books, documents and records for any proper purpose;

          (c) Any assets of employee benefit plans, other than the Plan
Assets;

          (d) All rights to refunds of all federal, state, local, foreign and provincial income, capital gains, gross receipts, profits, property, transfer, sales, mercantile, value added, capital stock, franchise or other taxes, including estimated taxes relating thereto and any interest and penalties imposed thereon (collectively, "Taxes") relating to the Assets or the Taiwan Business and the Hong Kong Administrative Office to the extent such Taxes relate to a period commencing prior to the Effective Date and were not paid by BAMS;

          (e) Any of the right, title and interest in the bank accounts of the Taiwan Business, subject to Section 5.3;

          (f) Policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby;

          (g) Any assets of Bank or any affiliate thereof not primarily related to or used primarily by the Taiwan Business or the Hong Kong Administrative Office as conducted prior to the Effective Date; and

          (h) All rights, causes of action and claims to the extent arising out of any of the Excluded Assets described in paragraphs (a) through (h) hereof or any of the Retained Liabilities (as hereinafter defined), including, without limitation, any rights to reimbursement for damages, fees or expenses.

          Section 1.3  Terms Related to the Transfer of Assets.  Title to and
                       ---------------------------------------
risk of loss or damage to the Assets for the Taiwan Business and the Hong Kong Administrative Office shall pass to BAMS as of the Effective Date. Bank's insurance coverage for the Taiwan Business and the Hong Kong Administrative Office and the Assets shall cease as of the Effective Date as to losses arising from events occurring on or after the date thereof.

          Section 1.4  Warranty.
                       --------

          (a) Bank represents and warrants that at the Effective Date (i) the Assets constitute all of the assets necessary for the conduct of the Taiwan Business and the Hong Kong Administrative Office and (ii) Bank will have transferred to BAMS good and marketable title to or a valid leasehold interest in all personal property and other assets relating to the Taiwan Business and the Hong Kong Administrative Office, free and clear of all liens, encumbrances and defects which could materially affect the value of such assets or materially interfere with the use made and proposed to be made of such Assets by BAMS.

          (b) Bank agrees to assign to BAMS such rights as Bank may have the right to assign under any warranty made by any vendor, manufacturer or contractor with respect to any of the Assets. Except as otherwise provided herein, all of the Assets shall remain "as is" and "where is" on the Effective Date.

                                  ARTICLE II

                           ASSUMPTION OF LIABILITIES
                           -------------------------

          Section 2.1  Assumed Liabilities and Obligations.  As of the Effective
                       -----------------------------------
Date, Bank shall delegate to BAMS, and BAMS shall assume and agree to thereafter pay, satisfy, perform and discharge, as if the Taiwan Business and the Hong Kong Administrative Office had been operated by BAMS from the commencement thereof and had never been owned by Bank, all of the obligations and liabilities to the extent arising out of or relating to the Taiwan Business and the Hong Kong Administrative Office or the Assets, known or unknown, accrued, absolute, contingent or otherwise, whether arising from pending or threatened claims against Bank related to the Taiwan Business and the Hong Kong Administrative Office or the Assets, including, without limitation, environmental liabilities, whether arising as a result of the transactions contemplated hereby, whether existing as of the Effective Date or arising at any time or from time to time after the Effective Date, and whether based on circumstances, events or actions arising theretofore or thereafter, and whether or not such obligations and liabilities shall have been disclosed herein or reflected on the books and records of the Taiwan Business and the Hong Kong Administrative Office (collectively, the "Assumed Liabilities"), other than the Retained Liabilities (as hereinafter defined).

          Section 2.2  Retained Liabilities and Obligations.  The Assumed
                       ------------------------------------
Liabilities shall not include, and Bank will not assign to BAMS, and BAMS will not assume any of the following (collectively, the "Retained Liabilities"):

          (a) Any liability to the employees of the Taiwan Business and the Hong Kong Administrative Office prior to or as of the Effective Date to provide benefits to such employees under those employee benefit plans which provide medical, dental, disability or life insurance coverage (collectively, "Employee Insurance Plans") for claims arising from occurrences (as defined in the relevant plan) prior to the Effective Date;

          (b) Liabilities for which an insurer has liability under a Bank insurance policy, to the extent of actual coverage under such policy, and to the extent arising out of occurrences (as defined in such policy) prior to the Effective Date; provided that, notwithstanding the foregoing, Bank shall not retain any environmental liabilities of the Taiwan Business and the Hong Kong Administrative Office whether based on circumstances, events or actions arising before or after the Effective Date or whether arising under present or future laws or any actual or alleged contractual obligations of Bank or BAMS or the Taiwan Business and the Hong Kong Administrative Office;

          (c) Liabilities solely for Taxes relating to the Assets or the Taiwan Business and the Hong Kong Administrative Office to the extent such Taxes relate to any period prior to the Effective Date;

          (d) Liabilities exclusively arising out of or related to any of the Excluded Assets; and

          (e) With respect to liabilities that are required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, those liabilities that would not be reflected on a consolidated balance sheet prepared as of the Effective Date in accordance with generally accepted accounting principles consistent with the audited balance sheet of BA Merchant Services (Asia) at December 31, 1995 and the unaudited balance sheet of BA Merchant Services (Asia) at June 30, 1996.

                                  ARTICLE III

                                PURCHASE PRICE
                                --------------

          Section 3.1  Purchase Price.  BAMS will assume the Assumed Liabilities
                       --------------
and will deliver 1,500,000 shares of its Class B Common Stock (the "Consideration") to Bank as consideration for Bank's selling, granting, assigning, conveying, transferring and delivering to BAMS all of its right, title and interest in and to the Assets relating to the Taiwan Business and the Hong Kong Administrative Office.

                                  ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

            Section 4.1  Representations and Warranties of Bank.  Bank hereby
                         --------------------------------------
represents and warrants to BAMS that:

          (a) Incorporation and Good Standing.  Bank is a national banking
              -------------------------------
association duly organized, validly existing and in good standing under the laws of the United States of America, with requisite corporate power to own and operate the Assets and to carry on the Taiwan Business and the Hong Kong Administrative Office as now being conducted.

          (b) Authorization.  The execution, delivery and performance by Bank of
              -------------
this Agreement are within the corporate power of Bank, has been duly authorized by all necessary corporate action and does not contravene or constitute a default under any provision of the articles of association or by-laws of Bank. To the knowledge of Bank, except for the approval of the Board of Governors of the Federal Reserve System (which was obtained on December 9, 1996) and the Taiwan Approvals (as hereinafter defined), the execution, delivery and performance by Bank of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official, and no consents or approvals of any public body or authority except after the fact approval of the transfer of the Hong Kong Administrative Office to BAMS. This Agreement constitutes a valid and binding agreement of Bank, enforceable against Bank in accordance with its terms.

          (c) Absence of Restrictions.  To the knowledge of Bank, the execution
              -----------------------
and delivery of this Agreement by Bank and the performance by Bank of its obligations hereunder does not and will not contravene, constitute a default under, or give rise to or result in any right of termination, cancellation or acceleration or in the creation of any lien under, any material agreement, judgment, injunction, order, decree or other instrument to which Bank is a party.
          (d) Litigation.  To the knowledge of Bank, there is no action,
              ----------
proceeding or investigation pending or threatened against Bank which questions or challenges the validity of this Agreement or any action taken or to be taken by Bank pursuant to this Agreement or in connection with the transactions contemplated hereby.

          (e) Compliance With Laws.  To the knowledge of Bank, Bank is not in
              --------------------
violation of any applicable federal, state, or local law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal relating specifically to the Assets or the Taiwan Business and the Hong Kong Administrative Office, where such violation could reasonably be expected to have a material adverse effect on the Assets, the Taiwan Business and the Hong Kong Administrative Office or Bank's ability to transfer the Taiwan Business and the Hong Kong Administrative Office to BAMS.

          (f) Financial Statements.  The audited financial statements of BA
              --------------------
Merchant Services (Asia) at and for the year ended December 31, 1995 and the unaudited financial statements of BA Merchant Services (Asia) at and for the nine months ended June 30, 1996 have been prepared in accordance with generally accepted accounting principles on a consistent basis and fairly present as of the periods then ended the financial position and results of operations of the Bank's Asian merchant processing businesses on a combined basis and reflect all assets and liabilities that are part of such businesses.

          Section 4.2 Representations and Warranties of BAMS.  BAMS hereby
                      --------------------------------------
represents and warrants to Bank that:

          (a) Incorporation and Good Standing.  BAMS is a corporation duly
              -------------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware with requisite corporate power to own and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted. BAMS is duly qualified to do business and is in good standing as a foreign corporation in the State of California.

          (b) Authorization.  The execution, delivery and performance of this
              -------------
Agreement by BAMS is within BAMS' corporate power and has been duly authorized by all necessary corporate action and does not contravene or constitute a default under any provision of BAMS' certificate of incorporation or by-laws.
To the knowledge of BAMS, except for the Taiwan Approvals, BAMS' execution, delivery and performance of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency or official, and no consents or approvals of any public body or authority. This Agreement constitutes a valid and binding agreement of BAMS, enforceable against BAMS in accordance with its terms.

          (c) Absence of Restrictions.  To the knowledge of BAMS, the execution
              -----------------------
and delivery of this Agreement and the performance by BAMS of its obligations hereunder does not and will not contravene, constitute a default under, or give rise to or result in any right of termination, cancellation or acceleration or in the creation of any lien under, any material agreement, judgment, injunction, order, decree or other instrument to which BAMS is a party.

          (d) Litigation.  To the knowledge of BAMS, there is no action,
              ----------
proceeding or investigation pending or threatened against or involving BAMS, which questions or challenges the validity of this Agreement or any action taken or to be taken by BAMS pursuant to this Agreement or in connection with the transactions contemplated hereby.

          (e) Compliance With Laws.  To the knowledge of BAMS, BAMS is not in
              --------------------
violation of any applicable federal, state, or local law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it, where such violation could reasonably be expected to have a material adverse effect on its ability to carry out the transactions contemplated under this Agreement.

          (f) Class B Stock.  The Class B Stock, upon delivery to Bank as part
              -------------
of the Consideration, will be fully paid, validly issued and non-assessable shares of BAMS' Class B common stock, issued upon proper corporate approval from BAMS' authorized and unissued shares, and will be free from liens or encumbrances on its title.

                                  ARTICLE VI

                               COVENANTS OF BANK
                               -----------------

          Section 5.1  Pre-Closing Activities.  From and after the date of this
                       ----------------------
Agreement until the earlier of the Closing or until this Agreement shall terminate pursuant to Article XII, except as otherwise agreed in writing, Bank will use reasonable commercial efforts (a) to conduct the Taiwan Business and the Hong Kong Administrative Office in the ordinary course and in a manner consistent with past practices, except as may otherwise be permitted hereby, or
(b) as necessary or appropriate to consummate the transactions contemplated hereby.

            Section 5.2  Approvals and Consents.
                         ----------------------

          (a) Bank shall use reasonable commercial efforts to obtain any governmental or regulatory approvals or consents, including the Taiwan Approvals, and make or cause to be made (or assist BAMS in making) any declarations, filings and registrations with governmental or regulatory authorities, which are necessary for Bank to consummate the sale of the Taiwan Business and the Hong Kong Administrative Office; provided, however, that Bank shall not be obligated to pay any consideration therefor (except for filing fees and other similar charges).

          (b) Bank shall use reasonable commercial efforts to obtain any consent, substitution, approval or amendment required to novate or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Taiwan Business and the Hong Kong Administrative Office; provided, however, that Bank shall not be obligated to pay any consideration therefor (except for filing fees and other similar charges) to the third party from whom such consents, approvals, substitutions and amendments are requested.

          Section 5.3  Bank Accounts and Powers; Merchant Accounts.
                       -------------------------------------------
          (a) As of the Effective Date, Bank will close all of the bank accounts of the Taiwan Business and revoke, and shall hereby be deemed to have revoked, all guarantees by Bank made with respect to such bank accounts and the Assets, and will revoke, and shall hereby be deemed to have revoked, authorizations and powers of attorney of employees of the Taiwan Business to act on behalf of the Taiwan Business or otherwise, except (i) with respect to the accounts listed on
Schedule 5.3 as to which Bank will use reasonable efforts to transfer to BAMS' name, subject to agreement by the relevant financial institution if not Bank, and (ii) any such accounts shall remain open and any funds contained in such accounts as of the Effective Date shall remain on deposit therein to the extent necessary pursuant to the following sentence. Bank agrees that any outstanding claims against funds contained in those accounts as of the Effective Date due to checks or drafts written against such funds in the ordinary course of business consistent with past practice but not yet cleared by the financial institution shall be paid when presented for payment to the appropriate financial institution, in the order in which presented up to but not in excess of the amount of funds contained in the respective accounts as of the Effective Date.

          (b) As a part of the Closing, Bank will, at BAMS' reasonable request and without further consideration, except for reimbursement of out-of-pocket expenses, execute such additional security agreements, instruments or other documents as BAMS may require to effect the assignment and transfer to BAMS of Bank's security interest in each Merchant Account pursuant to Section 1.1(g).

          Section 5.4  Further Assurances.  After the Closing, Bank will, at
                       ------------------
BAMS' reasonable request and without further consideration, except for reimbursement of out-of-pocket expenses, execute such additional instruments of conveyance and transfer and provide to BAMS such additional documents as BAMS may require to effect or evidence the transfer of the Taiwan Business and the Hong Kong Administrative Office and the Assets to BAMS.

          Section 5.5  Employee Benefit Plans and Employee Insurance Plans.
                       ---------------------------------------------------
Bank agrees that with respect to the employee benefit plans listed on Schedule 5.5, benefits accrued to employees of the Taiwan Business and the Hong Kong Administrative Office who participate in those plans will become vested on the Effective Date, and, for purposes of such plans, such employees will cease to be employees of Bank as of the Effective Date and will be treated as "terminated" as of the Effective Date.

                                  ARTICLE VI

                               COVENANTS OF BAMS
                               -----------------

            Section 6.1  Approvals and Consents.
                         ----------------------

          (a) BAMS shall use reasonable commercial efforts to obtain all governmental or regulatory approvals and consents, including the Taiwan Approvals, and make or cause to be made (or assist Bank in making) any declarations, filings and registrations with governmental or regulatory authorities which are necessary for BAMS to consummate the purchase and sale of the Taiwan Business and the Hong Kong Administrative Office.

          (b) BAMS shall use reasonable commercial efforts to obtain any consent, substitution, approval or amendment required for the assignment or novation of all agreements, leases, licenses and other rights of any nature whatsoever relating to the Taiwan Business and the Hong Kong Administrative Office.

          Section 6.2  Further Assurances.  After the Closing, BAMS will, at
                       ------------------
Bank's reasonable request, and without further consideration, except for reasonable out-of-pocket expenses, execute such additional instruments of assumption and provide to Bank such additional documents as Bank may require to effect or ensure the proper assignment and assumption of the Assumed Liabilities by BAMS.

          Section 6.3  Preservation of Books and Records Post-Closing Access.
                       -----------------------------------------------------
From and after the Effective Date, BAMS agrees that it shall preserve and keep the books and records of the Taiwan Business and the Hong Kong Administrative Office delivered to it hereunder for such period of time as may be required by any government agency or ongoing investigation, litigation or proceeding, and shall make its books, records and employees available to Bank as may be reasonably required in connection with any legal proceedings against or governmental investigations of Bank, in connection with any tax examination or filing of Bank, or for any other reasonable business purpose arising from or relating to the Assumed Liabilities or the Retained Liabilities.

          Section 6.4  Employees.  Effective as of the Effective Date, all
                       ---------
employees of the Taiwan Business and the Hong Kong Administrative Office will cease to be employees of Bank. BAMS agrees that it will offer employment to every employee of the Taiwan Business and the Hong Kong Administrative Office. All current employees are listed on Schedule 6.4, which schedule shall be updated by Bank as of the Effective Date.

                                  ARTICLE VII

                       FURTHER COVENANTS OF THE PARTIES
                       --------------------------------

          Section 7.1  Non-assignable Contracts and Permits.  Nothing in this
                       ------------------------------------
Agreement shall be construed as an attempt to assign to BAMS any contract, commitment, or other agreement or permit, license or authorization which is by law or its terms nonassignable or the assignment of which would constitute a violation of statute, rule, regulation, contract, commitment or other agreement. If, as of the Effective Date, an attempted assignment of any contract, commitment or other agreement would be ineffective or would affect Bank's rights thereunder so that BAMS would not in fact receive all such rights, Bank shall cooperate with BAMS in a mutually acceptable arrangement, at BAMS' cost, to provide for BAMS the benefit (including the economic benefit) of such contract, commitment or other agreement (other than legal title). If and so long after the Effective Date as such assignment shall not have been made, Bank will
(a) to the extent that such action will not result in a violation of such contract, commitment or other agreement, transfer to BAMS all assets and rights, including all monies, received in respect of such contract and hold such contract, commitment or other agreement in trust for BAMS and (b) to the extent that the provisions of clause (a) above are not sufficient to transfer all of the benefits (including the economic benefit) of such contract, commitment or other agreement (other than legal title), or any of such contract, commitment or other agreement has been canceled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with BAMS, but in no event shall Bank be obligated to enter into a commercially unreasonable arrangement) as are necessary to provide all of the benefits (or the equivalent thereof, including the economic benefit) of such contract, commitment or other agreement (other than legal title) to BAMS. BAMS shall obtain, at its own expense, as of the Effective Date or as soon thereafter as practicable, all permits, licenses or authorizations required by any governmental agency with respect to the Taiwan Business and the Hong Kong Administrative Office or the Assets without any guaranty or liability of Bank with respect thereto, except for those permits, licenses or authorizations which can be assigned by Bank at the Closing without the consent of any third party. Subsequent to the Closing, Bank shall have the right to cancel any permits, licenses or authorizations and bonds or guarantees related thereto which are applicable to the Taiwan Business and the Hong Kong Administrative Office or the Assets but are unable to be assigned within 90 days from the Closing. BAMS shall reimburse Bank for any and all costs associated with the assignment or failure to cancel any such non-assignable contracts, commitments or other agreements (including, without limitation, the costs of providing to BAMS the benefits thereunder) or permits, licenses or authorizations.

          Section 7.2  Conduct of Litigation.  BAMS and Bank shall cooperate
                       ---------------------
fully in the prosecution or defense of any action, proceeding or claim arising out of or relating to the Retained Liabilities, on the one hand, and the Assumed Liabilities, on the other hand, and shall consult and confer with one another with respect thereto, at no cost to BAMS, on the one hand, or Bank, on the other hand.

          Section 7.3  Modification of Marketing and Administrative Services
                       -----------------------------------------------------
Agreements.  As a part of the Closing, BAMS and Bank shall modify the Marketing
----------
Agreement and the Administrative Services Agreement, each between Bank and BAMS and dated as of December 3, 1996, to provide for the inclusion of the Taiwan Business within the provisions thereof on mutually agreeable terms.

                                 ARTICLE VIII

                                  TAX MATTERS
                                  -----------

          Section 8.1  Cooperation.  BAMS will cooperate with the Bank in
                       -----------
connection with any audit by the United States Internal Revenue Service or any other tax authority of any tax return in connection with the operations of the Taiwan Business prior to the Effective Date.

          Section 8.2  Tax Agreement.  Bank and BAMS agree that the Tax
                       -------------
Allocation Agreement between BankAmerica Corporation and BAMS dated December 3, 1996 (the "Tax Agreement") shall govern all tax matters between them relating to the Taiwan Business following the Effective Date.

                                  ARTICLE IX

                            CONDITIONS PRECEDENT TO
                 OBLIGATIONS OF BANK AND BAMS FOR THE CLOSING
                 --------------------------------------------

          The obligations of Bank and BAMS to be discharged under this Agreement on or prior to the Closing are subject only to receipt of the local regulatory approvals (collectively, the "Approvals"), as set forth for in Section 9.1.

            Section 9.1  Closing of the Purchase and Sale.  Bank and/or BAMS
                         --------------------------------
shall have received:

          (a) Such approvals of the Ministry of Finance of Taiwan ("MOF") necessary for BAMS to engage in the Taiwan Business, including without limitation approval of the MOF for BAMS to process merchant payment and debit card transactions in Taiwan;

          (b) Such approvals as are necessary to ensure that BAMS revenue from the conduct of the Taiwan Business will be taxed on a net revenue basis and not on a gross revenue basis; and

          (c) Such other governmental approvals and consents as are necessary for Bank to transfer the Taiwan Business and the Hong Kong Administrative Office to BAMS.

                                   ARTICLE X

                                    CLOSING
                                    -------

          Section 10.1  The Closing.
                        -----------
          (a) The consummation of the purchase and sale of the Taiwan Business and the Hong Kong Administrative Office (the "Closing") contemplated by this Agreement shall take place at 10:00 a.m. local time on a date determined in accordance with Sections 10.1(b) and (c) at the offices of Bank, 555 California Street, San Francisco, California 94104, or at such other time, date and place as the parties hereto may agree.

          (b) The Closing for the purchase and sale of the Taiwan Business and the Hong Kong Administrative Office and the Assets shall take place on a date as soon as practicable following satisfaction of the conditions set forth in
Article IX, but in no event later than the Final Closing Date.

          (c) Notwithstanding anything to the contrary contained herein, in no event shall the Closing be consummated after September 30, 1997 (the "Final Closing Date").

          Section 10.2  Deliveries at the Closing.
                        -------------------------

          (a) At the Closing, Bank and BAMS shall deliver or cause to be delivered, the following documents duly executed by the appropriate parties and acknowledged where appropriate:

              (i)    delivery by BAMS to Bank of the Consideration;

              (ii) a Bill of Sale in the form of Exhibit A, executed by Bank;

              (iii) an Instrument of Assumption of Liabilities in the form of Exhibit B, executed by BAMS;

              (iv) such other documents, certificates and instruments as are required to assign and transfer the Assets to BAMS and to effect the assumption of the Assumed Liabilities by BAMS, including such documents, certificates and instruments that may be required under applicable local laws and regulations. (b) The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously, effective August 1, 1997.

          (b) The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously, effective August 1, 1997.


                                  ARTICLE XI

                 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                 ---------------------------------------------

          Section 11.1  Survival.  The representations, warranties and covenants
                        --------
made by Bank and BAMS, including, without limitation, statements contained in any certificate or Schedule or Exhibit delivered by Bank to BAMS pursuant to this Agreement, shall survive the Closing.

                                  ARTICLE XII

                                  TERMINATION
                                  -----------

          Section 12.1  Termination.  This Agreement and the transactions
                        -----------
contemplated hereby may be terminated at any time prior to the Closing (a) by mutual agreement of Bank and BAMS in writing, or (b) by Bank or BAMS on or after December 31, 1997, provided that one or more of the conditions provided in
Article IX of this Agreement shall not yet have been fulfilled by December 31, 1997.

          Section 12.2  Nondisclosure.  If this Agreement is terminated, BAMS
                        -------------
will not, for a period of five years from the date of this Agreement, use in any manner or disclose to any third party any documents or information regarding the Taiwan Business and the Hong Kong Administrative Office or the transactions contemplated by this Agreement, without Bank's prior written consent. Upon any such termination, BAMS will immediately return to Bank all such documents.


                                 ARTICLE XIII

                                 MISCELLANEOUS
                                 -------------

          Section 13.1  Amendments.  BAMS and Bank may only amend, modify or
                        ----------
supplement this Agreement in such manner as may be agreed upon by both of them in writing.

          Section 13.2  Waivers.  Either BAMS or Bank may, by written notice to
                        -------
the other, (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other, (ii) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement,
(iii) waive compliance with any of the covenants of the other contained in this Agreement, and (iv) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

          Section 13.3  Public Announcements.  Neither of the parties shall
                        --------------------
make, issue or release any oral or written public announcement or statement concerning, or acknowledge the existence of, or reveal the terms, conditions and status of, the transactions contemplated by this Agreement, without the other party's prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement.

          Section 13.4  Notices.  Any notice, request, instruction or other
                        -------
document to be given hereunder shall be in writing and delivered personally or sent by telecopy or prepaid overnight courier: if to BAMS, BA Merchant Services, Inc., One South Van Ness Avenue, 5th Floor, San Francisco, CA 94103, attention:
General Counsel; and if to Bank, Bank of America NT & SA,

555 California Street, 6th Floor, San Francisco, CA 94104, attention: Corporate Secretary #3018, with a copy to BankAmerica Corporation, 555 California Street, 8th Floor, San Francisco, CA 94104, attention: General Counsel #3017. Any notice or other communication transmitted in accordance with this Section 13.4 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if telecopied, upon transmission and confirmation of receipt.

          Section 13.5  Entire Agreement.  The Schedules and Exhibits are
                        ----------------
incorporated into this Agreement by reference. This Agreement and the Schedules and Exhibits hereto embody the entire agreement between the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between BAMS and Bank or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby.

          Section 13.6  Assignability; Third Party Rights.  Neither this
                        ---------------------------------
Agreement nor any of the party's rights hereunder shall be assignable by either party hereto without the prior written consent of the other party. In the event that any such assignment is made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other person, including without limitation, employees of the Taiwan Business and the Hong Kong Administrative Office, any rights or remedies under, or by reason of, this Agreement; provided, that such other persons shall not be deemed to include affiliates, successors or permitted assigns of any party.

          Section 13.7  Governing Law; Arbitration.
                        --------------------------
          (a) This Agreement shall be construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

          (b) Any dispute, controversy or claim between Bank and BAMS arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, if unable to be resolved by mutual agreement of the parties, will be resolved by arbitration conducted in San Francisco, California under the auspices and according to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement.

          Section 13.8  Expenses of Agreement.  Each party shall pay its own
                        ---------------------
costs and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys' and accounting fees, whether or not the transactions contemplated herein are consummated. Bank and BAMS shall share equally the cost of any sales, transfer, use or value added taxes, plus any interest or penalties related thereto, payable with respect to the sale, conveyance and transfer of the Assets and the transactions contemplated by this Agreement.

          Section 13.9  Limitation on Liability.  Neither BAMS nor Bank shall
                        -----------------------
have any liability to the other for costs, loss of anticipated profits or otherwise if the transactions contemplated by this Agreement are terminated pursuant to the provisions of this Agreement.

          Section 13.10  Headings, Definitions.  The section and other headings
                         ---------------------
contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

          Section 13.11  Counterparts.  This Agreement may be executed in
                         ------------
counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, BAMS and Bank have each caused this Agreement to be executed as of the date first above written.

                                               BANK OF AMERICA NATIONAL TRUST &
                                               SAVINGS ASSOCIATION



                                               By: /s/  BARRY L. PYLE
                                                   -------------------------
                                               Name:   Barry L. Pyle
                                               Title:  Senior Vice President



                                               BA MERCHANT SERVICES, INC.



                                               By: /s/  SHARIF M. BAYYARI
                                                   -------------------------
                                               Name:  Sharif M. Bayyari
                                               Title: President & Chief
                                                      Executive Officer

               List of Exhibits, Schedules and Related Documents


Exhibit A:  Bill of Sale

Exhibit B:  Instrument of Assumption of Liabilities

Schedule of Real Property (Section 1.1(d))

Schedule of Accounts (Section 5.3)

Schedule of Employees (Section 6.4)

Modified Marketing Agreement (Section 7.3)

Modified Administrative Services Agreement (Section 7.3)

                                                                       Exhibit A


                                 BILL OF SALE


          This Bill of Sale dated as of September 30, 1997 effective as of August 1, 1997, is by Bank of America National Trust and Savings Association ("Bank"), as seller, to BA Merchant Services, Inc. ("BAMS"), as purchaser. Capitalized terms not otherwise defined shall have the meaning given in the Taiwan Business and Hong Kong Administrative Office Acquisition Agreement between Bank and BAMS, dated September 30, 1997 (the "Acquisition Agreement").

          Bank, for value received and in accordance with the Acquisition Agreement, without recourse, has transferred, sold, assigned, conveyed, granted, bargained, set over and delivered, and by these presents, does hereby transfer, sell, assign, convey, grant, bargain, set over and deliver, to BAMS and its successors and assigns forever, all of Bank's right, title and interest in and to the Assets other than the Excluded Assets as of the Effective Date.

                                             Seller:

                                             Bank of America National Trust and
                                             Savings Association



                                             By  /s/  BARRY L. PYLE
                                               ----------------------------
                                                 Barry L. Pyle
                                                 Senior Vice President

                                                                       Exhibit B



                    INSTRUMENT OF ASSUMPTION OF LIABILITIES


          This Instrument of Assumption of Liabilities dated as of September 30, 1997 effective as of August 1, 1997 is between Bank of America National Trust and Savings Association ("Bank"), and BA Merchant Services, Inc. ("BAMS"), and is executed in accordance with the Taiwan Business and Hong Kong Administrative Office Acquisition Agreement between Bank and BAMS dated September 30, 1997 (the "Acquisition Agreement"). Capitalized terms not otherwise defined shall have the meaning given in the Acquisition Agreement.

          BAMS hereby assumes and agrees to pay, satisfy, perform and discharge, as if the Taiwan Business and the Hong Kong Administrative Office had been operated by BAMS from the commencement thereof and had never been owned by Bank, all of the Assumed Liabilities other than the Retained Liabilities.



Seller:                               Purchaser:


BANK OF AMERICA NATIONAL              BA MERCHANT SERVICES, INC.
TRUST AND SAVINGS ASSOCIATION


By    /s/  BARRY L. PYLE              By    /s/  SHARIF M. BAYYARI
   ------------------------              ------------------------------
      Barry L. Pyle                         Sharif M. Bayyari
      Senior Vice President                 President & Chief Executive
                                            Officer

SCHEDULE OF REAL PROPERTY
(SECTION 1.1(D))


A. Leased Premises

   Lessor:     Shen Shin Enterprise Corp.
   Location:   16/th/ Floor, IBM Building
               2 Tun Hwa South Rd.
               Section 1
               Taipei, Taiwan


B. Leased Premises

      Approximately 470 square feet will be utilized for the Hong Kong Administrative office under service memorandum or "Letter of understanding" with Bank of America NT&SA


   Lessor:     Bank of America, NT&SA
   Location:   Approximately 470 square feet
               Devan House, 17/th/ Floor
               979 King's Road
               Quarry Bay
               Hong Kong
   Rent:       Approximately US $2,028 per month, varies based on exchange rate.

SCHEDULE OF ACCOUNTS
(SECTION 5.3)

Bank accounts used in the operation of the Taiwan Business which Bank will use reasonable efforts to transfer to BAMS.

  None

SCHEDULE OF EMPLOYEES
(SECTION 6.4)

                                #9803 STAFF LIST


      ENGLISH        EMPLOYEE  DEPARTMENT            POSITION            GRADE
       NAME            DATE

Kao, Linda           02/19/68  Admini      VP: Business Manager             L4
Wang, Mark           07/04/78  Admini      AVP: Risk Management             78
Huang, James         03/04/89  Admini      Vice President                   L5
Chou, Mira           04/21/97  Admini      Secretary                        52
Pan, Angela          08/02/96  Credit      Credit Review Officer            75
I, Cecilia           09/11/95  Credit      Sr. Clerical Specialist          54
Yang, Gina           08/01/95  Credit      Sr. Clerical Technician          51
Ke, Kevin            06/27/96  Credit      Filing Clerk                     51
Tsao, Louisa         06/29/77  Custom      Associate Oprs. Specialist       75
Yang, Melinda        08/18/93  Custom      Branch Specialist                52
Chung, Iris          05/12/97  Custom      Branch Specialist                52
Wu, Sylvie           05/12/97  Custom      Branch Specialist                52
Tseng, Gwendolyn     03/03/97  Legal       Branch Specialist                52
Peng, Tina           01/23/67  Operati     AVP                              79
Chang, Ann           03/01/94  Operati     Authorization Officer            75
Hsin, Jonathan       01/22/96  Operati     Operations Manager               76
Fang, Michelle       05/15/96  Operati     Associate Oprs. Specialist       75
Chen, Mark           03/23/79  Operati     Operations Assistant             55
Chuang, Josephine    07/09/84  Operati     Sr. Clerical Specialist          54
Yeh, Jacqueline      06/19/97  Operati     Sr. Clerical Specialist          54
Hsu, Yolanda         11/10/87  Operati     Clerical Specialist              53
Lee, Eleanor         11/14/95  Operati     Clerical Specialist              53
Sun, Crissie         03/07/94  Operati     Clerical Specialist              53
Lin, Rebecca         03/06/92  Operati     Branch Specialist                52
Chang, Lisa          04/21/97  Operati     Branch Specialist                52
Lin, Fion            05/02/97  Operati     Branch Specialist                52
Lin, Lyman           05/29/97  Operati     Branch Specialist                52
Yang, Vinecin        12/04/95  Operati     Sr. Clerical Technician          51
Hsieh, Gloria        02/26/96  Operati     Sr. Clerical Technician          51
Chi, Maggie          06/26/96  Operati     Sr. Clerical Technician          51
Chen, Sophia         07/17/96  Operati     Sr. Clerical Technician          51
Lin, Kitty           07/29/96  Operati     Sr. Clerical Technician          51
Lee, Michael         08/26/96  Operati     Sr. Clerical Technician          51
Hsu, Irene           04/14/97  Operati     Sr. Clerical Technician          51
Tong, Ann            05/02/97  Operati     Sr. Clerical Technician          51
Chen, Catherine      05/28/97  Operati     Sr. Clerical Technician          51
Lin, Ann             07/01/96  Operati     Data Capture                     50


Lin, Peggy           07/14/97  Operati     Mail/Reception Clerk             50
Cheng, Hellen        05/19/97  Operati     Data Capture                     50
Yang, Alexandra      05/26/97  Operati     Data Capture                     50
Chou, Doris          03/19/97  Operati     Data Capture                     50
Ho, Peggy            06/02/97  Operati     Data Capture                     50
Lee, Maurice         10/26/77  Portfoli    AVP: Portfolio Management        79
Yeh, Jimmy           02/15/74  Portfoli    Sr. Cust. Liaison Officer        75
Lee, Frank           07/06/78  Portfoli    Associate Opers. Specialist      75
Leong, Vivian        12/01/95  Project     Account Manager                  77
Chang, Cathy         10/03/88  Project     Associate Account Manager        76
Wang, Phyllis        10/26/95  Project     Associate Account Manager        76
Yu, Gina             03/17/97  Project     Sr. Clerical Technician          51
Chen, Eric           06/13/88  Sales       AVP: Merchant Rel. Rep.          78
Chuang, Simon        03/08/85  Sales       Sr. Merchant Rel. Rep.           76
Bih, Michael         10/20/89  Sales       Sr. Merchant Rel. Rep.           76
Chu, Samantha        03/21/90  Sales       Sr. Merchant Rel. Rep.           76
Chen, Janet          05/03/93  Sales       Sr. Cust. Liaison Officer        75
Shih, Sally          07/05/94  Sales       Sr. Merchant Svc. Sales Rep.     54
Hsu, James C.        09/10/96  Sales       Merchant Svc. Sales Rep.         53
Wang, Eddie          09/12/94  Sales       Merchant Svc. Sales Rep.         52
Chang, Ricky         01/05/95  Sales       Merchant Svc. Sales Rep.         52
Cheng, Frank         09/06/96  Sales       Merchant Svc. Sales Rep.         52
Lu, Alice            03/17/97  Sales       Merchant Svc. Sales Rep.         52
Ho, Andy             08/31/92  Tech        S Sr. Clerical Specialist        54
Ni, Jack             05/13/96  Tech        S. Sales Support Clerk           53
Yu, Sam              03/04/96  Tech        S. Sr. Clerical Technician       51
Lai, Jacky           05/03/96  Tech        S. Sr. Clerical Technician       51
Wang, Johnny         04/07/97  Tech        S. Sr. Clerical Technician       51


                             CONTRACTUAL EMPLOYEES


                                Date:  07/17/97


Employee       English      Employee
Number           Name         Date

            Fang, Thomas    08/16/93
            Hsu, Hurries    10/29/94
            Hsieh, Anny     04/02/96


            Wang, Edward    06/19/96
            Huang, Charles  08/10/96
            Chen, Shadow    09/15/96
            Liu, Sam        09/16/96
            Dai, Paul       01/20/97
            Chang, James    01/20/97
            Wang, Bryan     02/03/97
            Chiu, Macy      04/02/97
            Yang, Judy      06/02/97
            Chiao, Wilson   07/13/97
            Fang, Jacky     07/03/97



                                BAMSI HONG KONG


Tran-Thi, Le        IA              L3
Dolson, John S.     IA              L4

MODIFIED MARKETING AGREEMENT
(SECTION 7.3)

Marketing Agreement dated December 3, 1996 between Bank, Bank of America NW, N.A. (subsequently merged with Bank) and BAMS

No amendment is necessary. The Agreement contemplates, in Recital D, the transfer of Bank's Taiwan merchant services business. Section 1.(a)(1) of the Agreement defines "BAMSI Services" as those "...that are provided by or may be transferred to BAMSI..."

MODIFIED ADMINISTRATIVE SERVICES AGREEMENT
(SECTION 7.3)


Administrative and Support Services Agreement dated December 3, 1996 by and between Bank of America National Trust and Savings Association, a national banking association, and BA Merchant Services, Inc., a Delaware corporation.

No amendment is necessary. The Agreement contemplates the provision of certain services, as specifically set forth in Service Memorandum, which may include services related to the Taiwan business and Hong Kong Administrative Office.